EXHIBIT 10.14

MONSTER BEVERAGE CORPORATION DEFERRED COMPENSATION PLAN AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2017 Effective Date January 1, 2017

Content Copyright ©2016 Newport Group, Inc. All Rights Reserved.

Monster Beverage Corporation Deferred Compensation Plan

ARTICLE I

Establishment and Purpose	1

ARTICLE II

Definitions	1

ARTICLE III

Eligibility and Participation	8

ARTICLE IV

Deferrals	9

ARTICLE V

Company Contributions	13

ARTICLE VI

Payments from Accounts	14

ARTICLE VII

Valuation of Account Balances; Investments	20

ARTICLE VIII

Administration	22

ARTICLE IX

Amendment and Termination	23

ARTICLE X

Informal Funding	24

ARTICLE XI

Claims	25

ARTICLE XII

General Provisions	30

Content Copyright ©2016 Newport Group, Inc. All Rights Reserved.

ARTICLE I

Establishment and Purpose

Monster Beverage Corporation (the “Company”) hereby amends and restates the Monster Beverage Corporation Deferred Compensation Plan (the “Plan”), originally effective November 1, 2016. This restatement adds provisions for the deferral of restricted stock units and adds a modification procedure for payments upon a Change in Control.

The purpose of the Plan is to attract and retain key employees by providing them with an opportunity to defer receipt of a portion of their salary, bonus, and other specified compensation. The Plan is not intended to meet the qualification requirements of Code Section 401(a), but is intended to meet the requirements of Code Section 409A, and shall be operated and interpreted consistent with that intent.

The Plan constitutes an unsecured promise by a Participating Employer to pay benefits in the future. Participants in the Plan shall have the status of general unsecured creditors of their Participating Employer, as applicable. Each Participating Employer shall be solely responsible for payment of the benefits attributable to services performed for it. The Plan is unfunded for Federal tax purposes and is intended to be an unfunded arrangement for Eligible Employees who are part of a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Any amounts set aside to defray the liabilities assumed by a Participating Employer will remain the general assets of such Participating Employer and shall remain subject to the claims of the Participating Employer’s creditors until such amounts are distributed to the Participants.

ARTICLE II

Definitions

2.1                            Account. Account means a bookkeeping account maintained by the Committee to record the payment obligation of a Participating Employer to a Participant as determined under the terms of the Plan. The Committee may maintain an Account to record the total obligation to a Participant and component Accounts to reflect amounts payable at different times and in different forms. Unless the Committee provides otherwise for one or more Participants, a Participant shall have a Separation Account and may establish up to five Specified Date Accounts for cash Deferrals. A Participant may also have an additional Separation Account and up to five additional Specified Date Accounts for Deferrals of Company Stock. Reference to an Account means any such Account established by the Committee, as the context requires. Accounts are intended to constitute unfunded obligations within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

2.2                            Account Balance. Account Balance means, with respect to any Account, the total payment obligation owed to a Participant from such Account as of the most recent Valuation Date.

2.3                            Affiliate. Affiliate means a corporation, trade or business that, together with the Company, is treated as a single employer under Code Section 414(b) or (c).

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2.4                            Beneficiary. Beneficiary means a natural person, estate, or trust designated by a Participant in accordance with Section 6.4 hereof to receive payments to which a Beneficiary is entitled in accordance with provisions of the Plan.

2.5                            Business Day. Business Day means each day on which the Common Stock is reported on NASDAQ for a regular trading session.

2.6                                  Change in Control. Change in Control means, directly or indirectly (as applied by analogy to any partnership entities) (a) a consolidation, merger or similar business combination involving a Participating Employer in which the holders of voting securities of such entity immediately prior thereto are not the holders of a majority in interest of the voting securities of the surviving entity in such transaction, (b) a sale, lease or conveyance of all or substantially all of the consolidated assets, or of 50% or more of the outstanding voting securities, of such Participating Employer in one transaction or a series of related transactions, (c) any person or group becomes the beneficial owner of (i) 50% or more of the outstanding voting securities of such Participating Employer or (ii) 35% or more of the outstanding voting securities of such Participating Employer and, in the case of this clause (ii), within two years thereof, a majority of the members of the board of directors of such Participating Employer, as a result of actions taken by such beneficial owner (other than voting its voting securities in favor of any matter submitted to shareholders, and recommended, in each case, by the Board), cease to be individuals who were members of the board of directors of such Participating Employer immediately prior to such other person or group acquiring such beneficial ownership, or (d) a majority of the members of the board of directors of such Participating Employer cease to be individuals who are members of the board of directors of such Participating Employer (“Incumbent Directors”); provided, however, that any individual who is elected, or nominated for election, to the Participating Employer’s board with the affirmative vote of at least a majority of the Incumbent Directors at the time of such election or nomination will thereafter be classified as an Incumbent Director for this purpose.  The occurrence of a Change in Control shall be determined by the Committee in good faith and its determination shall be final and binding.  Notwithstanding the foregoing an event constitutes a Change in Control with respect to a Participant only if such event constitutes a  change in ownership, change in effective control or achange in the ownership of a substantial portion of assets under Treasury Regulation 1.409A-3(i)(5).

2.7                            Claimant. Claimant means a Participant or Beneficiary filing a claim under Article XI of this Plan.

2.8                            Code. Code means the Internal Revenue Code of 1986, as amended from time to time.

2.9                            Code Section 409A. Code Section 409A means section 409A of the Code, and regulations and other guidance issued by the Treasury Department and Internal Revenue Service thereunder.

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2.10                    Committee. Committee means the committee appointed by the Company’s Compensation Committee of the Board to administer the Plan.  The Committee shall be the “Plan Administrator” unless the Board otherwise determines.

2.11                    Company. Company means Monster Beverage Corporation, a Delaware corporation.

2.12                    Company Contribution. Company Contribution means a credit by a Participating Employer to a Participant’s Separation Account in accordance with the provisions of Article V of the Plan. Unless the context clearly indicates otherwise, a reference to Company Contribution shall include Earnings attributable to such Company Contribution.

2.13                    Company Stock. Company Stock means shares of common stock or tracking units in respect of common stock issued, or in the case of restricted stock units, to be issued, by Company.  Company Stock is subject to adjustment in kind and in number, as the Committee equitably determines in its sole discretion, to reflect changes in capitalization, equity restructurings, and similar extraordinary transactions.

2.14                    Compensation. Compensation means a Participant’s base salary, bonus, commission and such other cash, or equity-based compensation (if any) approved by the Committee as Compensation that may be deferred under this Plan, excluding any compensation that has been previously deferred under this Plan or any other arrangement subject to Code Section 409A and excluding any compensation that is not U.S. source income.

2.15                    Compensation Deferral Agreement. Compensation Deferral Agreement means an agreement between a Participant and a Participating Employer that specifies: (i) the amount of each component of Compensation that the Participant has elected to defer under the Plan in accordance with the provisions of Article IV, and (ii) the Payment Schedule applicable to one or more Accounts.

2.16                    Deferral. Deferral means a credit to a Participant’s Account(s) that records that portion of the Participant’s Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV. Unless the context of the Plan clearly indicates otherwise, a reference to Deferrals includes Earnings attributable to such Deferrals.

2.17                    Director. Director means a member of the Board of Directors of the Company.

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2.18                    Disabled. Disabled means that a Participant is, by reason of any medically-determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months: (i) unable to engage in any substantial gainful activity, or (ii) receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer. The Committee shall determine whether a Participant is Disabled in accordance with Code Section 409A provided, however, that a Participant shall be deemed to be Disabled if determined to be totally disabled by the Social Security Administration or if the Participant is determined to be disabled under the Company’s long term disability plan (provided such plan definition complies with Code Section 409A).

2.19                    Earnings. Earnings means an adjustment to the value of an Account in accordance with Article VII.

2.20                    Effective Date. Effective Date means January 1, 2017.

2.21                    Eligible Employee. Eligible Employee means an Employee who is a member of a “select group of management or highly compensated employees” of a Participating Employer within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, as determined by the Committee from time to time in its sole discretion, and who has been designated by the Committee to participate in the Plan.

2.22                    Employee. Employee means a common-law employee of an Employer.

2.23                    Employer. Employer means the Company and each Affiliate.

2.24                    ERISA. ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.25                    Participant. Participant means an Eligible Employee who has an Account Balance greater than zero.

2.26                    Participating Employer. Participating Employer means the Company and each Affiliate who has adopted the Plan with respect to its Eligible Employees.  Each Participating Employer shall be identified on Schedule A attached hereto.

2.27                    Payment Schedule. Payment Schedule means the date as of which payment of an Account under the Plan will commence and the form in which payment of such Account will be made.

2.28                    Performance-Based Compensation. Performance-Based Compensation means Compensation where the amount of, or entitlement to, the Compensation is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months. Organizational or individual performance criteria are considered pre-established if established in writing by not later than 90 days after the commencement of the period of service to which the criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established. Performance-Based Compensation determinations will be made in a manner consistent with Code Section 409A.

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2.29                    Plan. Generally, the term Plan means the “Monster Beverage Corporation Deferred Compensation Plan” as documented herein and as may be amended from time to time hereafter. However, to the extent permitted or required under Code Section 409A, the term Plan may in the appropriate context also mean a portion of the Plan that is treated as a single plan under Treas. Reg. Section 1.409A-1(c), or the Plan or portion of the Plan and any other nonqualified deferred compensation plan or portion thereof that is treated as a single plan under such section.

2.30                    Plan Year. Plan Year means January 1 through December 31.

2.31                    Separation Account. Separation Account means the initial Account established by the Committee to record Company Contributions credited to a Participant in accordance with Article V, and any Deferrals allocated to the Separation Account by a Participant, which are payable upon a Participant’s Separation from Service. The Committee may permit Participants to establish additional Separation Accounts (designated as “Secondary Separation Accounts” or such other name as the Committee may establish to distinguish the Accounts from the initial Separation Account) to hold Deferrals allocated to such accounts pursuant to a Compensation Deferral Agreement and may establish a maximum number of Separation Accounts that may be maintained at any one time by a Participant. Any such maximum will be communicated to Participants during an applicable enrollment period.

2.32                    Separation from Service.  Separation from Service means an Employee’s termination of employment with the Employer under Code Section 409A.

Except in the case of an Employee on a bona fide leave of absence as provided below, an Employee is deemed to have incurred a Separation from Service if the Employer and the Employee reasonably anticipated that the level of services to be performed by the Employee after a date certain would be reduced to 20% or less of the average services rendered by the Employee during the immediately preceding 36-month period (or the total period of employment, if less than 36 months), disregarding periods during which the Employee was on a bona fide leave of absence.

An Employee who is absent from work due to military leave, sick leave, or other bona fide leave of absence (where there is a reasonable expectation that the Employee will return to perform services for the Participating Employer) shall incur a Separation from Service on the first date immediately following the later of: (i) the six month anniversary of the commencement of the leave, or (ii) the expiration of the Employee’s right, if any, to reemployment under statute or contract.

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If a Participant is both a Director and an Employee, the services provided as a Director shall be disregarded in determining whether there has been a Separation from Service as an Employee, and the services provided as an Employee shall be disregarded in determining whether there has been a Separation from Service as a Director, provided the portion of the Plan in which the Participant participates as a Director is substantially similar to arrangements covering non-Employee Directors.

If a Participant ceases to provide services as an Employee and begins providing services as an independent contractor for the Employer, a Separation from Service shall occur at such time as the Participant incurs a Separation from Service as an Employee or, if there is no such Separation from Service following the cessation of services as an Employee, then Separation from Service shall occur when the Participant incurs a Separation from Service as an independent contractor (or in the case of a Director, as a Director).

A Separation from Service is determined with respect to all Employers, except that in applying Code sections 1563(a)(1), (2) and (3) for purposes of determining whether another organization is an Affiliate of the Company under Code Section 414(b), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining whether another organization is an Affiliate of the Company under Code Section 414(c), “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in those sections.

The Committee specifically reserves the right to determine whether a sale or other disposition of substantial assets to an unrelated party constitutes a Separation from Service with respect to a Participant providing services to the seller immediately prior to the transaction and providing services to the buyer after the transaction, and to make all determinations regarding whether a Separation from Service has occurred under Code Section 409A.

2.33                    Specified Date Account. Specified Date Account means an Account established by the Committee to record the amounts payable in a future year as specified in the Participant’s Compensation Deferral Agreements. The Committee may establish a maximum number of Specified Date Accounts that may be maintained at any one time by a Participant. Any such maximum will be communicated to Participants during an applicable enrollment period.

2.34                    Specified Employee. Specified Employee means an Employee who, as of the date of his or her Separation from Service, is a “key employee” of the Company or any Affiliate, any stock of which is actively traded on an established securities market or otherwise.

An Employee is a key employee if he or she meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with applicable regulations thereunder and without regard to Code Section 416(i)(5)) at any time during the 12-month period ending on the Specified Employee Identification Date. Such Employee shall be treated as a key employee for the entire 12-month period beginning on the Specified Employee Effective Date.

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For purposes of determining whether an Employee is a Specified Employee, the compensation of the Employee shall be determined in accordance with the definition of compensation provided under Treas. Reg. Section 1.415(c)-2(d)(3) (wages within the meaning of Code section 3401(a) for purposes of income tax withholdings at the source, plus amounts excludible from gross income under section 125(a), 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k) or 457(b), without regard to rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed); provided, however, that, with respect to a nonresident alien who is not a Participant in the Plan, compensation shall not include compensation that is not includible in the gross income of the Employee under Code Sections 872, 893, 894, 911, 931 and 933, provided such compensation is not effectively connected with the conduct of a trade or business within the United States.

Notwithstanding anything in this paragraph to the contrary: (i) if a different definition of compensation has been designated by the Company with respect to another nonqualified deferred compensation plan in which a key employee participates, the definition of compensation shall be the definition provided in Treas. Reg. Section 1.409A-1(i)(2), and (ii) the Company may through action that is legally binding with respect to all nonqualified deferred compensation plans maintained by the Company, elect to use a different definition of compensation.

In the event of corporate transactions described in Treas. Reg. Section 1.409A-1(i)(6), the identification of Specified Employees shall be determined in accordance with the default rules described therein, unless the Employer elects to utilize the available alternative methodology through designations made within the timeframes specified therein.

2.35                    Specified Employee Identification Date. Specified Employee Identification Date means December 31, unless the Employer has elected a different date through action that is legally binding with respect to all nonqualified deferred compensation plans maintained by the Employer.

2.36                    Specified Employee Effective Date. Specified Employee Effective Date means the first day of the fourth month following the Specified Employee Identification Date, or such earlier date as is selected by the Committee.

2.37                    Substantial Risk of Forfeiture. Substantial Risk of Forfeiture has the meaning specified in Treas. Reg. Section 1.409A-1(d).

2.38.                Transition Stock Account. Transition Stock Account means the Account established to record the one-time election by newly eligible Participants to defer previously awarded, unvested grants of Company Stock, as described in Section 6.1.

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2.39                    Unforeseeable Emergency. Unforeseeable Emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s dependent (as defined in Code section 152, without regard to section 152(b)(1), (b)(2), and (d)(1)(B)), or a Beneficiary; loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example,  as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The types of events which may qualify as an Unforeseeable Emergency may be limited by the Committee.

2.40                    Valuation Date. Valuation Date means each Business Day.  For purposes of valuing payments from the Plan, the Valuation Date is the last day of the month immediately preceding the payment.

ARTICLE III

Eligibility and Participation

3.1                            Eligibility and Participation. An Eligible Employee shall be eligible to participate in the Plan upon the Committee’s designation and notification of eligibility to participate on an annual basis. In order to become a Participant in the Plan with respect to Deferrals of Compensation, he or she must timely submit a Compensation Deferral Agreement in accordance with the provisions of Article IV.

3.2                            Duration. A Participant shall be eligible to defer Compensation and receive allocations of Company Contributions, subject to the terms of the Plan, for as long as such Participant remains an Eligible Employee. A Participant who has incurred a Separation from Service will not be allowed to submit future Compensation Deferral Agreements, and will only be permitted to modify existing Payment Schedules under Section 6.10 if permitted by the Committee, but in any event such Participant may make investment allocations under Article VII and otherwise exercise all of the rights of a Participant under the Plan with respect to his or her Account(s). An individual shall cease being a Participant in the Plan when his Account has been reduced to zero (0).

3.3                            Rehires.  A Participant who Separates from Service and who subsequently resumes performing services for an Employer within 30 days from Separation from Service will have his or her Compensation Deferral Agreement for such year, if any, reinstated in accordance with Section 4.2(a).

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ARTICLE IV

Deferrals

4.1                            Deferral Elections, Generally.

(a)                               Time and Form; Effect. A Participant may elect to defer Compensation by submitting a Compensation Deferral Agreement during the enrollment period established by the Committee and in the manner specified by the Committee, but in any event, in accordance with Section 4.2. A Compensation Deferral Agreement that is not timely filed with respect to a service period or component of Compensation, or that is revocable at the time a Participant incurs a Separation from Service, shall be considered null and void and shall not take effect. Elections remain revocable until the latest permissible deadline with respect to each item of Compensation described in Section 4.2. The Committee may modify any Compensation Deferral Agreement in whole or in part prior to the date the election becomes irrevocable.

(b)                              Minimum and Maximum Deferrals. The Committee may establish a minimum or maximum deferral amount for each component of Compensation, not to exceed 80% of base salary and 100% of other Compensation deferred (including any 401(k) excess contributions returned to the Employee).

(c)                               Calculation. Deferrals of cash Compensation shall be calculated with respect to the gross cash Compensation payable to the Participant prior to any deductions or withholdings, but shall be reduced by the Committee as necessary so as not to exceed 100% of the cash Compensation of the Participant remaining after deduction of all required income and employment taxes, 401(k) and other employee benefit deductions, and other deductions required by law. Changes to payroll withholdings that affect the amount of Compensation being deferred to the Plan shall be allowed only to the extent permissible under Code Section 409A.

Deferrals of Company Stock will be calculated with respect to 100% of the award.

(d)                             Allocations Among Accounts; Payment Schedules; Default Elections.  The Participant shall specify on his or her Compensation Deferral Agreement the amount of Deferrals and whether and in what proportion or amount to allocate Deferrals to the Separation Account or to one or more Specified Date Accounts. A Participant shall also specify in his or her Compensation Deferral Agreement that establishes an Account the Payment Schedule for such Account, including the year payments commence and the form of payment (lump sum or installments). The Payment Schedule for the initial Separation Account shall be established in a Participant’s first Compensation Deferral Agreement filed after the Participant is notified of his or her initial eligibility to participate in the Plan, regardless of any allocation of Deferrals to such Separation Account.

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If a Compensation Deferral Agreement does not allocate any portion of the Deferrals to an Account, Deferrals shall be allocated to the initial Separation Account. If a Payment Schedule is not specified, the Payment Schedule will be the default schedule described in Article VI.

4.2                            Timing Requirements for Compensation Deferral Agreements.

(a)                               First Year of Eligibility. In the case of the first year in which an Eligible Employee becomes eligible to participate in the Plan, the Committee may permit him or her to submit a Compensation Deferral Agreement during the enrollment period established by the Committee, which enrollment period shall not extend beyond the date which is 30 days after the effective date of eligibility under Section 3.1.   The Compensation Deferral Agreement described in this paragraph becomes irrevocable 30 days after the effective date of the individual’s eligibility to participate in the Plan.

A Compensation Deferral Agreement filed under this paragraph applies to Compensation earned for pay periods beginning on and after the end of the enrollment period specified by the Committee.

An Eligible Employee who Separates from Service and who is subsequently rehired by an Employer within thirty (30) days shall have any Compensation Deferral Agreement in effect at the time of his or her Separation from Service reinstated for such year.  An Eligible Employee who Separates from Service and who subsequently resumes performing services for the Employer after such date may submit a new Compensation Deferral Agreement under this paragraph if (i) he does not have an Account balance under the Plan and, at the time the last payment was made to him from the Plan he was not eligible to continue to participate in the Plan or (ii) he has not been eligible to participate in the 24-month period ending on the date he again became eligible to participate in the Plan.

(b)                              Prior Year Election. Except as otherwise provided in this Section 4.2, the Committee may permit an Eligible Employee to defer Compensation for a year by filing a Compensation Deferral Agreement no later than December 31 of the year prior to the year in which the Compensation to be deferred is earned. A Compensation Deferral Agreement filed under this paragraph shall become irrevocable with respect to such Compensation as of January 1 of the year in which such Compensation is earned.

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(c)                               Performance-Based Compensation. The Committee may permit an Eligible Employee to defer Compensation which qualifies as Performance-Based Compensation by filing a Compensation Deferral Agreement no later than the date that is six months before the end of the applicable performance period, provided that:

(i)                                  the Participant performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date the Compensation Deferral Agreement is submitted; and

(ii)                              the Compensation is not readily ascertainable as of the date the Compensation Deferral Agreement is filed.

A Compensation Deferral Agreement submitted in accordance with this paragraph becomes irrevocable with respect to Performance-Based Compensation as of the day immediately following the latest date permitted under Section 409A for filing such election. Any election to defer Performance-Based Compensation that is made in accordance with this paragraph and that becomes payable as a result of the Participant’s death or disability (as defined in Treas. Reg. Section 1.409A-1(e)) or upon a Change in Control (as defined in Treas. Reg. Section 1.409A-3(i)(5)) prior to the satisfaction of the performance criteria, will be void.

(d)                             Short-Term Deferrals. The Committee may permit Compensation that meets the definition of a “short-term deferral” described in Treas. Reg. Section 1.409A-1(b)(4) to be deferred in accordance with the rules of Section 6.10, applied as if the date the Substantial Risk of Forfeiture lapses is the date payments were originally scheduled to commence, provided, however, that the five year minimum deferral period under Section 6.10(b) shall not apply to payments attributable to a Change in Control (as defined in Treas. Reg. Section 1.409A-3(i)(5)).  A Compensation Deferral Agreement submitted in accordance with this paragraph becomes irrevocable on the latest date it could be submitted under Section 6.10.

(e)                               Certain Forfeitable Rights. With respect to a legally binding right to a payment in a subsequent year that is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least 12 months from the date the Participant obtains the legally binding right, the Committee may permit an Eligible Employee  to defer such Compensation by filing a Compensation Deferral Agreement on or before the 30th day after the legally binding right to the Compensation accrues, provided that the Compensation Deferral Agreement is submitted at least 12 months in advance of the earliest date on which the forfeiture condition could lapse. The Compensation Deferral Agreement described in this paragraph becomes irrevocable after such 30th day. If the forfeiture condition applicable to the payment lapses before the end of such 12-month period as a result of the Participant’s death or disability (as defined in Treas. Reg. Section 1.409A-3(i)(4)) or upon a Change in Control (as defined in Treas. Reg. Section 1.409A-3(i)(5)), the Compensation Deferral Agreement will be void unless it would be considered timely under another rule described in this Section.

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(f)                                Company Awards. Participating Employers may unilaterally provide for deferrals of Company awards (such as sign-on or retention awards) provided the amount of the deferral and the Payment Schedule are established by the Employer on or before the date the Participant has a legally binding right to such award.

(g)                              Automatic Renewals. The Committee may provide on a Compensation Deferral Agreement form that the deferral elections submitted under Sections 4.2(b) and (c) will renew automatically for each successive Plan Year or performance period unless the Participant or the Company revokes the election before the date such election becomes irrevocable.

(h)                              401(k) Refund Offset. In addition to Deferrals authorized under other provisions of this Plan, the Committee may authorize deferrals of base salary or other cash Compensation equal in amount to any distributions of excess deferrals from the Company’s 401(k) plan; provided, however that such Deferrals will occur only if the distribution of excess deferrals from the 401(k) Plan are treated as taxable income to the Participant in the same calendar year as the Compensation to be deferred under this Section 4.2(h) is earned.

4.3                            Minimum Deferral Periods for Specified Date Accounts. The Committee may establish any minimum deferral periods with respect to any Specified Date Account established during an enrollment period. Allocations may be made to a Specified Date Account through the end of the Plan Year immediately preceding the year payments commence from such Account.  The minimum deferral period for any shares of Company Stock shall be the calendar year in which such shares vest.

4.4                            Deductions from Pay. The Committee has the authority to determine the payroll practices under which any component of Compensation subject to a Compensation Deferral Agreement will be deducted from a Participant’s Compensation.  To the extent the Committee allows Deferrals from Compensation equal to corrective distributions received from a qualified 401(k) plan of the Employer, Deferrals equal to the amount of the corrective distribution shall be deducted from the first payment of Compensation made on or after the date such corrective distribution is issued to the Participant, and shall be deducted from subsequent Compensation payments only to the extent the first Compensation payment is insufficient to fully fund the Deferral.

4.5                            Vesting. Participant Deferrals of cash Compensation shall be 100% vested at all times.  Deferrals of equity-based awards shall become vested in accordance with the provisions of the underlying award or as provided in Article V, as is applicable.

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4.6                            Cancellation of Deferrals. The Committee may cancel a Participant’s Deferrals: (i) for the balance of the Plan Year in which an Unforeseeable Emergency occurs, (ii) if the Participant receives a hardship distribution under the Employer’s qualified 401(k) plan, through the end of the Plan Year in which the six month anniversary of the hardship distribution falls, and (iii) during periods in which the Participant is unable to perform the duties of his or her position or any substantially similar position due to a mental or physical impairment that can be expected to result in death or last for a continuous period of at least six months, provided cancellation occurs by the later of the end of the taxable year of the Participant or the 15th day of the third month following the date the Participant incurs the disability (as defined in this paragraph (iii)).

ARTICLE V

Company Contributions

5.1                            Discretionary Company Contributions. Each Participating Employer may, from time to time in its sole and absolute discretion, credit Company Contributions to any Participant in any amount determined by the Participating Employer. Such contributions will be credited to a Participant’s Separation Account. Crediting a Company Contribution in one year shall not obligate the Participating Employer to continue to make Company Contributions in subsequent years.

5.2                            Restoration Matching Contribution. The Company will provide a Company Contribution in the form of a “restoration” matching contribution with respect to the portion of Deferrals deducted from a Participant’s pay during the Plan Year that reduces a Participant’s deferrable compensation under the Company’s 401(k) Plan below the limit set forth in Code Section 401(a)(17). The match formula is the same as the match formula under the Company’s 401(k) Plan. A Participant is not required to make elective deferrals under the Company 401(k) Plan or to maximize deferrals or matching contributions under the 401(k) Plan in order to receive a matching contribution under this Plan.

A Participant earns the matching Company Contributions as of December 31 of the Plan Year with respect to Deferrals earned during the Plan Year, provided the Participant is an Employee on such date. The matching Company Contribution amount will be determined and credited during the first calendar quarter of the immediately following Plan Year or, if later, within 10 Business Days following the date annual bonuses are paid.

The Committee may modify the matching contribution formula or suspend matching contributions on a prospective basis, but such modification or suspension shall not become effective earlier than the first day of the next succeeding Plan Year.

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5.3                            Vesting. Deferrals of Company awards, Company Stock and any other Compensation that is subject to performance or time-based vesting conditions shall remain subject to such vesting conditions after such Deferrals are credited to the Plan.  Company Stock will vest in accordance with the terms of the equity plan under which such Company Stock was granted.

Company Contributions described in Sections 5.1 and the Earnings thereon, shall vest in accordance with the vesting schedule(s) communicated by the Participating Employer at the time of grant. Matching Company Contributions described in Section 5.2 vest in the same manner as provided under the Company’s 401(k) plan.

Discretionary Company Contributions also shall become 100% vested upon the first to occur of the following events while the Participant is an Employee: (i) the Participant’s death, (ii) the Participant becomes Disabled or (iii) a Change in Control.  The Participating Employer may, at any time prior to the commencement of payments from a Separation Account, in its sole discretion, increase a Participant’s vested interest in his or her Company Contributions.

The portion of a Participant’s Accounts that remains unvested upon his or her Separation from Service after the application of this Section 5.3 shall be forfeited.

ARTICLE VI

Payments from Accounts

6.1                            Separation from Service.

Cash Deferrals. A Participant’s initial Separation Account and any Specified Date Accounts with a payment commencement year subsequent to the year of Separation from Service will be paid or commence in accordance with the payment election in effect for the initial Separation Account established by the Participant upon initial enrollment in the Plan.

The Compensation Deferral Agreement establishing the initial Separation Account shall specify for each such Account the year payments commence and the form of payment.  Unless otherwise specified in such Compensation Deferral Agreement, payment will made in the calendar year immediately following Separation from Service.

The form of payment will be a lump sum unless the Participant elects in such Compensation Deferral Agreement to receive annual installments up to fifteen (15) years.

An irrevocable modification of the Separation Account Payment Schedule filed in accordance with Section 6.10 also modifies the payments from the Specified Date Accounts described above upon Separation from Service.

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Additional Separation Accounts will pay as elected in the Compensation Deferral Agreement(s) that established such Account(s).  The Payment Schedule options are the same as the available options for the initial Separation Account described above.

Company Stock Deferrals. An additional Separation Account will be established upon a Participant’s initial deferral of Company Stock awarded in the form of restricted stock units. A Participant will receive his Company Stock Separation Account and any Company Stock Specified Date Accounts in a single lump sum in the calendar year immediately following Separation from Service unless the Participant, upon his or her initial deferral of Company Stock, elects to receive payment upon Separation from Service.  Once the election is irrevocable under Section 4.2, the Payment Schedule for Company Stock Deferrals may not be modified under Section 6.10.

Notwithstanding the provisions of the immediately preceding paragraph, Deferrals of Company Stock under the election timing rule set forth in Section 4.2(d) (short-term deferrals) will be paid the later of (a) Separation from Service or (b) the later of five calendar years after the date the Company Stock subject to the election is 100% vested under the applicable service or performance vesting periods or the date specified by the Participant his or her Compensation Deferral Agreement.  Company Stock deferred under Section 4.2(d) will be held in a separate account (“Transition Stock Account”).

Valuation. Accounts payable under this Section 6.1 will be valued as of the Valuation Date identified by the Plan Administrator.

Specified Employees. No payment may be made to a Specified Employee under this Section 6.1 earlier than six months following the Participant’s Separation from Service and any payments otherwise payable within such six month period shall be made on the first payroll following the expiration of such six month period (or earlier, upon Participant’s death).

Payments under this Section 6.1 are subject to the provisions of Sections 6.3 through 6.7.

6.2                            Specified Date Accounts.

Cash Deferrals. Specified Date Account(s) will be paid or commence in the calendar year designated in the Participant’s Compensation Deferral Agreements that established such Account(s) (as modified in accordance with Section 6.10).  Optional forms of payment include a lump sum or annual installments up to five years. If the payment year is not specified, the Specified Date Account will pay or commence the later of (a) the second calendar year following the Plan Year in which Deferrals allocable to the Account are earned and (b) the year Compensation allocable to such Account becomes 100% vested under the terms applicable to such Compensation award, prior to any acceleration of vesting.  If the form of payment is not specified, payment will be made in a single lump sum.

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Notwithstanding a Participant’s Specified Date Account elections, upon a Participant’s Separation from Service other than death, Specified Date Accounts will be paid as provided in Section 6.1, provided, however, that any such Account with a Specified Date Payment Schedule that is payable in or before the calendar year in which Separation from Service occurs will continue to be paid as elected.

Notwithstanding a Participant’s election described in this Section 6.2, a Specified Date Account will be paid in a single lump sum if the Specified Date Account Balance does not exceed $25,000 as of January 1 of the year payments commence under the specified date election in effect for such Account.

Company Stock Deferrals. Company Stock Deferrals in the form of restriced stock units may be allocated to Company Stock Specified Date Accounts. Company Stock Specified Date Accounts are payble in the calendar year specified in the Compensation Deferral Agreement that established the Account (as modified in accordance with Section 6.10) in a single lump sum. The payment year must be no earlier than the calendar year next following the year the Company Stock allocated to such Account becomes 100% vested under the service or performance schedule applicable to such Company Stock.  Company Stock Specified Date Accounts scheduled to pay in a calendar year later than a Participant’s Separation from Service will be paid in a lump sum in accordance with Section 6.1.

Notwithstanding the immediately preceding sentence, a Transition Stock Account described in Section 6.1 will pay on the later of (a) Separation from Service in accordance with Section 6.1 or (b) the scheduled payment year, no earlier than five calendar years after the year the Company Stock subject to such election is 100% vested under the applicable service or performance vesting periods. If the specified date cannot be determined or is earlier than the minimum deferral period set forth under the preceding sentence or the terms of this Plan, the election will pay in the first calendar year that satisfies the minimum deferral period under Code Section 409A and the terms of this Plan.

Valuation.  Accounts payable under this Section 6.2 will be valued as of the Valuation Date identified by the Plan Administrator.

Payments under this Section 6.2 are subject to the provisions of Sections 6.3 through 6.7.

6.3                            Disability.

Cash Deferrals. In the event of Disability prior to Separation from Service, a Participant will receive payment of all of his or her remaining vested Account Balances.  Payment will commence in the month following the month Disability occurs.  A Participant may  elect to receive Disability payments in annual installments up to fifteen (15) years and may change the year payments commence to any later year.  Such election will be honored if filed not later than 12 months prior to the occurrence of the Disability.

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A Participant’s election with respect to cash Deferrals under this Section 6.3 applies to all Accounts payable under this Section 6.3. Any timely modification to under Section 6.10 to the time and form of payment also will apply to all such Accounts.

Company Stock Deferrals. The vested portion of a Participant’s Company Stock Specified Date Accounts and Separation Account(s) will be paid in a lump sum upon a Participant’s Disability. The time or form of payment may not be modified under Section 6.10.

Notwithstanding the foregoing, a Transition Stock Account described in Section 6.1 is not payable upon Disability.

Valuation.  Accounts payable under this Section 6.3 will be valued as of the Valuation Date identified by the Plan Administrator.

6.4                            Death.  Notwithstanding anything to the contrary in this Article VI, upon the death of the Participant, all remaining vested Account Balances shall be paid to his or her Beneficiary in a single lump sum no later than December 31 of the calendar year following the year of the Participant’s death.

(a)                               Designation of Beneficiary in General.  The Participant shall designate a Beneficiary in the manner and on such terms and conditions as the Committee may prescribe.  No such designation shall become effective unless filed with the Committee during the Participant’s lifetime.  Any designation shall remain in effect until a new designation is filed with the Committee; provided, however, that in the event a Participant designates his or her spouse as a Beneficiary, such designation shall be automatically revoked upon the dissolution of the marriage unless, following such dissolution, the Participant submits a new designation naming the former spouse as a Beneficiary.  A Participant may from time to time change his or her designated Beneficiary without the consent of a previously-designated Beneficiary by filing a new designation with the Committee.

(b)                              No Beneficiary.  If a designated Beneficiary does not survive the Participant, or if there is no valid Beneficiary designation, amounts payable under the Plan upon the death of the Participant shall be paid to the Participant’s spouse, or if there is no surviving spouse, then to the duly appointed and currently acting personal representative of the Participant’s estate.

(c)                               Valuation Date. Accounts payable under this Section 6.4 will be valued as of the Valuation Date identified by the Plan Administrator.

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6.5                            Change in Control.

Cash Deferrals. Notwithstanding anything to the contrary in this Article VI or in a Participant’s Compensation Deferral Agreements, the Participant’s remaining vested Accounts Balances will be paid in a single lump sum in the 16th month following the month in which the Change in Control occurs, unless the Participant elects during his or her initial enrollment in the Plan to receive payment in the month following the month in which the Change in Control occurs (such 16th month or elected month, the “Change in Control Payment Date”).  If payment occurs in the month following the month in which the Change in Control occurs, then the Participant’s remaining vested Account Balances will be paid in a single lump sum.

Notwithstanding anything herein to the contrary, in the event of Change in Control after a Participant’s Separation from Service or other triggering event that triggered the commencement of payments, while installment payments of Separation Accounts and/or Specified Date Accounts remain outstanding, all of such Participants’ outstanding installments will be paid on the Change in Control Payment Date, subject to any required delay under Code Section 409A as provided for in the Plan.

Company Stock Deferrals. A Participant’s Company Stock Separation Account(s), Specified Date Accounts and Transition Stock Account are payable in a single lump sum upon a Change in Control regardless of any other provision of this Article VI.  The time and form of payment may not be modified under Section 6.10.

Valuation. Accounts under this Section 6.5 will be valued as of the Change in Control (in order to determine the amounts subject to the Change in Control payment, if any) and as of the Valuation Date established by the Plan Administrator for payment.

6.6                            Automatic Lump Sum.  Notwithstanding any Compensation Deferral Agreement or any other provision of this Plan, a Participant’s entire Plan Account will be paid in a single lump sum in the following instances:

(a)       the Participant’s entire vested Plan Account Balance (disregarding any Company Stock Account and any Transition Account) as of the last Valuation Date of the month in which Separation from Service occurs does not exceed $25,000, in which case payment will be made the following month, subject to any required delay under Code Section 409A as provided for in the Plan; or

(b)      at any time and without regard to whether the Participant has incurred a Separation from Service, the Committee may direct a lump sum payment if the entire Plan Account Balance and all aggregated accounts does not exceed the applicable dollar amount under Code Section 402(g)(1)(B), subject to any required delay under Code Section 409A as provided for in the Plan.

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6.7                            Acceleration of or Delay in Payments. Notwithstanding anything to the contrary in this Article VI, the Committee, in its sole and absolute discretion, may elect to accelerate the time or form of payment of an Account, provided such acceleration is permitted under Treas. Reg. Section 1.409A-3(j)(4). The Committee may also, in its sole and absolute discretion, delay the time for payment of an Account, to the extent permitted under Treas. Reg. Section 1.409A-2(b)(7).

6.8                            Unforeseeable Emergency.  A Participant who experiences an Unforeseeable Emergency may submit a written request to the Committee to receive payment of all or any portion of his or her vested Accounts. If the emergency need cannot be relieved by cessation of Deferrals to the Plan, the Committee may approve an emergency payment therefrom not to exceed the amount reasonably necessary to satisfy the need, taking into account the additional compensation that is available to the Participant as the result of cancellation of deferrals to the Plan, including amounts necessary to pay any taxes or penalties that the Participant reasonably anticipates will result from the payment. The amount of the emergency payment shall be subtracted first from the Participant’s Separation Accounts beginning with the Account with the longest Payment Schedule, and then from any Specified Date Accounts, beginning with the Specified Date Account with the latest payment commencement date. Emergency payments shall be paid in a single lump sum within the 90-day period following the date the payment is approved by the Committee.

Company Stock Specified Date Accounts, Company Stock Separation Accounts and Transition Stock Accounts may not be paid due to an Unforeseeable Emergency.

6.9                            Rules Applicable to Installment Payments.  If a Payment Schedule specifies installment payments, annual payments will begin as of the payment commencement date or year for the applicable Account and shall continue to be made in each subsequent calendar year until the number of installment payments specified in the Payment Schedule has been paid. The amount of each installment payment shall be determined by dividing (a) by (b), where (a) equals the Account Balance as of the last Valuation Date in the month preceding the month of payment and (b) equals the remaining number of installment payments.  If an Account is payable in installments, the Account will continue to be credited with Earnings in accordance with Article VI hereof until the Account is completely distributed.

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6.10                    Modifications to Payment Schedules.  A Participant may separately (i) modify the Payment Schedules applicable upon Separation from Service with respect to the Separation Accounts and any Specified Date Accounts to the extent permitted under Sections 6.1, (ii) modify, to the extent permitted under Section 6.2, the Payment Schedules applicable to a Specified Date Account (including the specified date election applicable to a Transition Stock Account), (iii) modify, to the extent permitted under Section 6.5, the payment occurring as a result of a Change in Control or (iv) make an election under Sections 4.2(d) consistent with the permissible Payment Schedules available under the Plan, provided that any such modification complies with the requirements of this Section 6.10.

(a)                               Time of Election. The date on which a modification election is submitted to the Committee must be at least 12 months prior to the date on which payment is scheduled to commence under the Payment Schedule in effect prior to the modification.

(b)                              Date of Payment under Modified Payment Schedule. The date payments are to commence under the modified Payment Schedule must be no earlier than five years after the date payment would have commenced under the original Payment Schedule, except in the case of modifications to a Payment Schedule upon death. Under no circumstances may a modification election result in an acceleration of payments in violation of Code Section 409A.  If the Participant modifies only the form, and not the date, for payment, payments shall be delayed by five years after the date they would have otherwise been made prior to modification.

(c)                               Effective Date. A modification election submitted in accordance with this Section 6.10 is irrevocable 12 months after the date it is received by the Committee.

(d)                             Effect on Accounts. An election to modify a Payment Schedule is specific to the Account and the payment event to which it applies, and shall not be construed to affect the Payment Schedules of any other Accounts or payment events.

(e)                               Installments. For purposes of this Section 6.10, installment payments will be treated as a single form of payment.

6.11                    Payments in Cash and Stock. All payments of cash Deferrals will be paid in cash. Deferrals of Company Stock will be paid in shares of stock of the Company.

ARTICLE VII

Valuation of Account Balances; Investments

7.1                            Valuation. Subject to Section 4.4, Deferrals shall be credited to appropriate Accounts as soon as administratively practicable following the date such Compensation would have been paid to the Participant absent the Compensation Deferral Agreement. Company Contributions shall be credited to the Separation Account at the times determined by the Committee. Valuation of Accounts shall be performed under procedures approved by the Committee.

7.2                            Earnings Credit. Each Account will be credited with Earnings on each Business Day, based upon the Participant’s investment allocation among a menu of investment options selected in advance by the Committee, in accordance with the provisions of this Article VII (“investment allocation”).

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7.3                            Investment Options. Investment options will be determined by the Committee. The Committee, in its sole discretion, shall be permitted to add or remove investment options from the Plan menu from time to time, provided that any such additions or removals of investment options shall not be effective with respect to any period prior to the effective date of such change.

7.4                            Investment Allocations. A Participant’s investment allocation constitutes a deemed, not actual, investment among the investment options comprising the investment menu. At no time shall a Participant have any real or beneficial ownership in any investment option included in the investment menu, nor shall the Participating Employer or any trustee acting on its behalf have any obligation to purchase actual securities as a result of a Participant’s investment allocation. A Participant’s investment allocation shall be used solely for purposes of adjusting the value of a Participant’s Account Balances.

A Participant shall specify an investment allocation for each of his Accounts in accordance with procedures established by the Committee.  Allocation among the investment options must be designated in increments of 1%. The Participant’s investment allocation will become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Committee, the next Business Day.

A Participant may change an investment allocation on any Business Day, both with respect to future credits to the Plan and with respect to existing Account Balances, in accordance with procedures adopted by the Committee. Changes shall become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Committee, the next Business Day, and shall be applied prospectively.

7.5                            Unallocated Deferrals and Accounts. If the Participant fails to make an investment allocation, such Account shall be invested in an investment option, the primary objective of which is the preservation of capital, as determined by the Committee.

7.6                            Company Stock. Deferrals of restricted stock units will be held in a Participant’s Account(s) in the form of shares of Company Stock.

7.7                            Diversification. A Participant may not re-allocate an investment in Company Stock into another investment option.

7.8                            Effect of Company Stock on Installment Payments. Each installment payment from an Account will contain a pro rata share of Company Stock, rounded up to the next whole share.

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7.9                            Dividend Equivalents. Dividend equivalents with respect to Company Stock will be credited to the applicable Accounts in the form of additional shares or units of Company Stock.

ARTICLE VIII

Administration

8.1                            Plan Administration. This Plan shall be administered by the Committee which shall have sole and discretionary authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and to utilize its discretion to decide or resolve any and all questions, including but not limited to eligibility for benefits and interpretations of this Plan and its terms, as may arise in connection with the Plan. Claims for benefits shall be filed with the Committee and resolved in accordance with the claims procedures in Article XI.

8.2                            Administration Upon Change in Control. Upon a Change in Control, the Committee, as constituted immediately prior to such Change in Control, shall continue to act as the Committee. The individual who was the Chief Executive Officer of the Company (or if such person is unable or unwilling to act, the next highest ranking officer) prior to the Change in Control shall have the authority (but shall not be obligated) to appoint an independent third party to act as the Committee.

Upon such Change in Control, the Company may not remove the Committee, unless 2/3rds of the members of the Board of Directors of the Company and a majority of Participants and Beneficiaries with Account Balances consent to the removal and replacement of the Committee. Notwithstanding the foregoing, neither the Committee nor the officer described above shall have authority to direct investment of trust assets under any rabbi trust described in Section 10.2.

The Participating Employer shall, with respect to the Committee identified under this Section: (i) pay all reasonable expenses and fees of the Committee, (ii) indemnify the Committee (including individuals serving as Committee members) against any costs, expenses and liabilities including, without limitation, attorneys’ fees and expenses arising in connection with the performance of the Committee’s duties hereunder, except with respect to matters resulting from the Committee’s gross negligence or willful misconduct, and (iii) supply full and timely information to the Committee on all matters related to the Plan, any rabbi trust, Participants, Beneficiaries and Accounts as the Committee may reasonably require.

8.3                            Withholdings. The Participating Employer shall have the right to withhold from any payment due under the Plan (or with respect to any amounts credited to the Plan) any taxes and other deductions required by law to be withheld in respect of such payment (or credit). Withholdings with respect to amounts credited to the Plan shall be deducted from Compensation that has not been deferred to the Plan.

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8.4                            Indemnification. The Participating Employers shall indemnify and hold harmless each employee, officer, director, agent or organization, to whom or to which are delegated duties, responsibilities, and authority under the Plan or otherwise with respect to administration of the Plan, including, without limitation, the Committee and its agents, against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him or it (including but not limited to reasonable attorneys’ fees) which arise as a result of his or its actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by the Participating Employer. Notwithstanding the foregoing, the Participating Employer shall not indemnify any person or organization if his or its actions or failure to act are due to gross negligence or willful misconduct or for any such amount incurred through any settlement or compromise of any action unless the Participating Employer consents in writing in advance to such settlement or compromise.

8.5                            Delegation of Authority. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who shall be legal counsel to the Company.

8.6                            Binding Decisions or Actions. The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations thereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

8.7                            Subject to the requirements of Code Section 409A, the Committee’s determinations hereunder need not be uniform and may be made by the Committee selectively among person who receive or are eligible to receive benefits under the Plan.

ARTICLE IX

Amendment and Termination

9.1                            Amendment and Termination. The Company may at any time and from time to time amend the Plan or may terminate the Plan as provided in this Article IX. Each Participating Employer may also terminate its participation in the Plan.

9.2                            Amendments. The Company, by action taken by its Board of Directors, may amend the Plan at any time and for any reason, provided that any such amendment shall not reduce the vested Account Balances of any Participant accrued as of the date of any such amendment or restatement (as if the Participant had incurred a voluntary Separation from Service on such date). The Board of Directors of the Company may delegate to the Committee the authority to amend the Plan without the consent of the Board of Directors for the purpose of: (i) conforming the Plan to the requirements of law; (ii) facilitating the administration of the Plan; (iii) clarifying provisions based on the Committee’s interpretation of the document; and (iv) making such other amendments as the Board of Directors may authorize.  No amendment is needed to revise the list of Participating Employers set forth on Schedule A attached hereto.

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9.3                            Termination. The Company, by action taken by its Board of Directors, may terminate the Plan and pay Participants and Beneficiaries their Account Balances in a single lump sum at any time, to the extent and in accordance with Treas. Reg. Section 1.409A-3(j)(4)(ix) without the prior consent of any Participant or Beneficiary. If a Participating Employer terminates its participation in the Plan, the benefits of affected Employees shall be paid at the time provided in Article VI.

9.4                            Accounts Taxable Under Code Section 409A. The Plan is intended to constitute a plan of deferred compensation that meets the requirements for deferral of income taxation under Code Section 409A. The Committee, pursuant to its authority to interpret the Plan, may sever from the Plan or any Compensation Deferral Agreement any provision or exercise of a right that otherwise would result in a violation of Code Section 409A.  The Plan shall at all times be interpreted in accordance with such intent. Notwithstanding the foregoing, the Company and the Committee make no guarantee about the tax treatment of any payment due hereunder and, to the extent any tax, interest or penalty under Section 409A becomes due with respect to any amount due pursuant to the Plan, the liability for any such tax, interest or penalty, and any additional amounts related thereto, shall be the sole responsibility of the Participant.

ARTICLE X

Informal Funding

10.1                    General Assets. Obligations established under the terms of the Plan may be satisfied from the general funds of the Participating Employers, or a trust described in this Article X. No Participant, spouse or Beneficiary shall have any right, title or interest whatever in assets of the Participating Employers. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Participating Employers and any Employee, spouse, or Beneficiary. To the extent that any person acquires a right to receive payments hereunder, such rights are no greater than the right of an unsecured general creditor of the Participating Employer.

10.2                    Rabbi Trust. A Participating Employer may, in its sole discretion, establish a grantor trust, commonly known as a rabbi trust, as a vehicle for accumulating assets to pay benefits under the Plan. Payments under the Plan may be paid from the general assets of the Participating Employer or from the assets of any such rabbi trust. Payment from any such source shall reduce the obligation owed to the Participant or Beneficiary under the Plan.

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ARTICLE XI

Claims

11.1                    Procedure for Filing a Claim. Any controversy or claim arising out of or relating to the Plan shall be filed in writing with the Committee which shall make all determinations concerning such claim. Any claim filed with the Committee and any decision by the Committee denying such claim shall be in writing and shall be delivered to the Participant or Beneficiary filing the claim (the “Claimant”).

(a)                               In General. Notice of a decision regarding the Claimant’s claim for benefits will be provided within 90 days of the Committee’s receipt of the Claimant’s claim for benefits. If the Committee determines that it reasonably needs additional time to review the claim, the Committee will provide the Claimant with a notice of the extension before the end of the initial 90-day period. The extension will not be more than 90 days from the end of the initial 90-day period and the notice of extension will explain the special circumstances that require the extension and the date by which the Committee expects to make a decision.

(b)                              Contents of Notice. If a claim for benefits is completely or partially denied, notice of such denial shall be in writing and shall set forth the specific reasons for denial in plain language. The notice shall: (i) cite the pertinent provisions of the Plan document on which the denial is based, and (ii) explain, where appropriate, how the Claimant can perfect the claim, including a description of any additional material or information necessary to complete the claim and why such material or information is necessary. The claim denial also shall include an explanation of the claims review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision on review.

11.2                    Appeal of Denied Claims. A Claimant whose claim has been completely or partially denied shall be entitled to appeal the claim denial by filing a written appeal with a committee designated to hear such appeals (the “Appeals Committee”). A Claimant who timely requests a review of the denied claim (or his or her authorized representative) may review, upon request and free of charge, copies of all documents, records and other information relevant to the denial and may submit written comments, documents, records and other information relevant to the claim to the Appeals Committee. All written comments, documents, records, and other information shall be considered “relevant” if the information: (i) was relied upon in making a benefits determination, (ii) was submitted, considered or generated in the course of making a benefits decision regardless of whether it was relied upon to make the decision, or (iii) demonstrates compliance with administrative processes and safeguards established for making benefit decisions. The Appeals Committee may, in its sole discretion and if it deems appropriate or necessary, decide to hold a hearing with respect to the claim appeal.

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(a)                               In General. Appeal of a denied benefits claim must be filed in writing with the Appeals Committee no later than 60 days after receipt of the written notification of such claim denial.  If the Claimant does not request a review of the denied claim by the Committee within such 60 day period, he or shall be barred and estopped from challenging the Committee’s determination. The Appeals Committee shall make its decision regarding the merits of the denied claim within 60 days following receipt of the appeal (or within 120 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is reasonably determined to be required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Appeals Committee expects to render the determination on review. The review will take into account comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.

(b)                              Contents of Notice. If a benefits claim is completely or partially denied on review, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language.

The decision on review shall set forth: (i) the specific reason or reasons for the denial, (ii) specific references to the pertinent Plan provisions on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, or other information relevant (as defined above) to the Claimant’s claim, and (iv) a statement describing any voluntary appeal procedures offered by the plan and a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

11.3                    Disability Claims and Appeals. Notice of denial of Disability benefits will be provided within forty-five (45) days of the Committee’s receipt of the Claimant’s claim for Disability benefits. If the Committee determines that it needs additional time to review the Disability claim, the Committee will provide the Claimant with a notice of the extension before the end of the initial 45-day period. If the Committee determines that a decision cannot be made within the first extension period due to matters beyond the control of the Committee, the time period for making a determination may be further extended for an additional 30 days. If such an additional extension is necessary, the Committee shall notify the Claimant prior to the expiration of the initial 30-day extension. Any notice of extension shall indicate the circumstances necessitating the extension of time, the date by which the Committee expects to furnish a notice of decision, the specific standards on which such entitlement to a benefit is based, the unresolved

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issues that prevent a decision on the claim and any additional information needed to resolve those issues. A Claimant will be provided a minimum of 45 days to submit any necessary additional information to the Committee. In the event that a 30-day extension is necessary due to a Claimant’s failure to submit information necessary to decide a claim, the period for furnishing a notice of decision shall be tolled from the date on which the notice of the extension is sent to the Claimant until the earlier of the date the Claimant responds to the request for additional information or the response deadline.

In the case of a complete or partial denial of a Disability benefit claim, the Committee will provide the Claimant with a notice of such denial that shall be in writing and shall set forth the reasons for denial in plain language.  Such notice will include all the information set forth in Section 11.1(b) above and shall also provide a statement that the Committee will provide to the Claimant, upon request and free of charge, a copy of any internal rule, guideline, protocol, or other similar criterion that was relied upon in making the decision.

Appeal of a denied Disability benefits claim must be filed in writing with the Appeals Committee no later than 180 days after receipt of the written notification of such claim denial. The review shall be conducted by the Appeals Committee (exclusive of the person who made the initial adverse decision or such person’s subordinate). In reviewing the appeal, the Appeals Committee shall: (i) not afford deference to the initial denial of the claim, (ii) consult a medical professional who has appropriate training and experience in the field of medicine relating to the Claimant’s disability and who was neither consulted as part of the initial denial nor is the subordinate of such individual, and (iii) identify the medical or vocational experts whose advice was obtained with respect to the initial benefit denial, without regard to whether the advice was relied upon in making the decision. The Appeals Committee shall make its decision regarding the merits of the denied claim within 45 days following receipt of the appeal (or within 90 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Appeals Committee expects to render the determination on review. Following its review of any additional information submitted by the Claimant, the Appeals Committee shall render a decision on its review of the denied claim.

For the denial of a Disability benefit, the notice under Section 11.2(b) will also include a statement that the Appeals Committee will provide, upon request and free of charge: (i) any internal rule, guideline, protocol or other similar criterion relied upon in making the decision, (ii) any medical opinion relied upon to make the decision, and (iii) the required statement under Section 2560.503-1(j)(5)(iii) of the Department of Labor regulations.

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11.4.                Claims Appeals Upon Change in Control. Upon a Change in Control, the Appeals Committee, as constituted immediately prior to such Change in Control, shall continue to act as the Appeals Committee. Upon such Change in Control, the Company may not remove any member of the Appeals Committee, but may replace resigning members if 2/3rds of the members of the Board of Directors of the Company and a majority of Participants and Beneficiaries with Account Balances consent to the replacement.

The Appeals Committee shall have the exclusive authority at the appeals stage to interpret the terms of the Plan and resolve appeals under the Claims Procedure.

Each Participating Employer shall, with respect to the Committee identified under this Section: (i) pay its proportionate share of all reasonable expenses and fees of the Appeals Committee, (ii) indemnify the Appeals Committee (including individual committee members) against any costs, expenses and liabilities including, without limitation, attorneys’ fees and expenses arising in connection with the performance of the Appeals Committee hereunder, except with respect to matters resulting from the Appeals Committee’s gross negligence or willful misconduct, and (iii) supply full and timely information to the Appeals Committee on all matters related to the Plan, any rabbi trust, Participants, Beneficiaries and Accounts as the Appeals Committee may reasonably require.

11.5                    Legal Action. A Claimant may not bring any legal action, including commencement of any arbitration, relating to a claim for benefits under the Plan unless and until the Claimant has followed the claims procedures under the Plan and exhausted his or her administrative remedies under such claims procedures.  No legal action, including commencement of any arbitration, may be brought by a Claimant who has received an adverse determination on appeal later than two (2) years after the date of such adverse determination.

If a Participant or Beneficiary prevails in a legal proceeding brought under the Plan to enforce the rights of such Participant or any other similarly situated Participant or Beneficiary, in whole or in part, the Participating Employer shall reimburse such Participant or Beneficiary for all reasonable legal costs, expenses, attorneys’ fees and such other liabilities incurred as a result of such proceedings. If the legal proceeding is brought in connection with a Change in Control, or a “change in control” as defined in a rabbi trust described in Section 10.2, the Participant or Beneficiary may file a claim directly with the trustee for reimbursement of such costs, expenses and fees. For purposes of the preceding sentence, the amount of the claim shall be treated as if it were an addition to the Participant’s or Beneficiary’s Account Balance.

11.6                    Discretion of Appeals Committee. All interpretations, determinations and decisions of the Appeals Committee with respect to any claim shall be made in its sole discretion, and shall be final and conclusive.

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11.7                    Arbitration.  If any claim or controversy between a Participating Employer and a Participant or Beneficiary is not resolved through the claims procedure set forth in Article XI, such claim shall be submitted to and resolved exclusively by expedited binding arbitration by a single arbitrator.  Arbitration shall be conducted in accordance with the following procedures:

Any dispute or claim arising from this Agreement or the breach thereof shall be settled by binding arbitration conducted by JAMS in accordance with the JAMS comprehensive Arbitration Rules and Procedures (“Rules”).  The arbitration shall be heard by one arbitrator to be selected in accordance with the Rules, in Orange County, California.  Judgment upon any award rendered may be entered in any court having jurisdiction thereof.  Within seven (7) calendar days after appointment the arbitrator shall set the hearing date, which shall be within ninety (90) calendar days after the filing date of the demand for arbitration.  The parties agree to a mutual exchange of relevant documents and the taking of up to a maximum of five (5) depositions by each party to last no more than two (2) calendar days in aggregate for each party.  Both parties waive the right, if any, to obtain any award for exemplary or punitive damages or any other amount for the purpose or imposing a penalty from the other in any arbitration or judicial proceeding or other adjudication arising out of or with respect to this Agreement, or any breach hereof, including without limitation any claim that said Agreement, or any part hereof, is invalid, illegal or otherwise voidable or void.  In addition to all other relief, the arbitrator shall have the power to award reasonable attorneys’ fees to the prevailing party.  The arbitrator shall make its/his or her award no later than seven (7) calendar days after the close of evidence or the submission of final briefs, whichever occurs later.  Notwithstanding anything to the contrary, if either party desires to seek injunctive or other equitable relief that does not involve the payment of money, then those claims shall be brought in a state or federal court located in Orange County, California, and the parties hereby irrevocably and unconditionally consent to personal jurisdiction of such courts and venue in Orange County, California in any such action for injunctive or equitable relief.

In any arbitration hereunder, the Participating Employer shall pay all administrative fees of the arbitration and all fees of the arbitrator only to the extent necessary to enforce this arbitration provision, and in all other cases such fees shall be split by the parties to such arbitration.

The arbitrator shall have no authority to add to or to modify this Plan, shall apply all applicable law as described herein, and except as provided herein shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that it would be entitled to summary judgment if the matter had been pursued in court litigation.

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The decision of the arbitrator shall be final, binding, and non-appealable, and may be enforced as a final judgment in any court of competent jurisdiction.

This arbitration provision of the Plan shall extend to claims against any parent, subsidiary, or affiliate of each party, and, when acting within such capacity, any officer, director, shareholder, Participant, Beneficiary, or agent of any party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law or under this Plan.

Any arbitration hereunder shall be conducted in accordance with the Federal Arbitration Act: provided, however, that, in the event of any inconsistency between the rules and procedures of the Act and the terms of this Plan, the terms of this Plan shall prevail.

If any of the provisions of this Section 11.7 are determined to be unlawful or otherwise unenforceable, in the whole part, such determination shall not affect the validity of the remainder of this section and this section shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that the provisions of this Section 11.7 are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact and treated as determinative to the maximum extent permitted by law.

The parties do not agree to arbitrate any putative class action or any other representative action. The parties agree to arbitrate only the claims(s) of a single Participant or Beneficiary.

ARTICLE XII

General Provisions

12.1                    Assignment. No interest of any Participant, spouse or Beneficiary under this Plan and no benefit payable hereunder shall be assigned as security for a loan, and any such purported assignment shall be null, void and of no effect, nor shall any such interest or any such benefit be subject in any manner, either voluntarily or involuntarily, to anticipation, sale, transfer, assignment or encumbrance by or through any Participant, spouse or Beneficiary. Notwithstanding anything to the contrary herein, however, the Committee has the discretion to make payments to an alternate payee in accordance with the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B)) in a manner consistent with Code Section 409A to the extent applicable.

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The Company may assign any or all of its liabilities under this Plan in connection with any restructuring, recapitalization, sale of assets or other similar transactions affecting a Participating Employer without the consent of the Participant.  Nothing in this Plan shall in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets, or issue bonds, debentures, preferred or prior preference units, or take any other corporate act or proceeding whether of a similar character or otherwise.

12.2                    No Legal or Equitable Rights or Interest. No Participant or other person shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan. Participation in this Plan does not give any person any right to be retained in the service of the Participating Employer. The right and power of a Participating Employer to dismiss or discharge an Employee is expressly reserved. The Participating Employers make no representations or warranties as to the tax consequences to a Participant or a Participant’s beneficiaries resulting from a deferral of income pursuant to the Plan.

12.3                    No Employment Contract. Nothing contained herein shall be construed to constitute a contract of employment between an Employee and a Participating Employer.

12.4                    Notice. Any notice or filing required or permitted to be delivered to the Committee under this Plan shall be delivered in writing, in person, or through such electronic means as is established by the Committee. Notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Written transmission shall be sent by certified mail to:

MONSTER BEVERAGE CORPORATION

ATTN: HUMAN RESOURCES

1 MONSTER WAY
CORONA, CA 92879

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing or hand-delivered, or sent by mail to the last known address of  the Participant.

12.5                    Headings. The headings of Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

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12.6                    Invalid or Unenforceable Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Committee may elect in its sole discretion to construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.

12.7                    Lost Participants or Beneficiaries. Any Participant or Beneficiary who is entitled to a benefit from the Plan has the duty to keep the Committee advised of his or her current mailing address. If benefit payments are returned to the Plan or are not presented for payment after a reasonable amount of time, the Committee shall presume that the payee is missing. The Committee, after making such efforts as in its discretion it deems reasonable and appropriate to locate the payee, shall stop payment on any uncashed checks and may discontinue making future payments until contact with the payee is restored.

12.8                    Facility of Payment to a Minor; Incompetent.  If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Committee may, in its discretion, make such distribution: (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence, or (ii) to the conservator or committee or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Committee, the Company, and the Plan from further liability on account thereof.

12.9                    Governing Law. To the extent not preempted by ERISA, the laws of the State of California shall govern the construction and administration of the Plan and any disputes arising hereunder shall be adjudicated consistent with the terms of the Plan in Orange County, California.

12.10            Payments to Participants hereunder shall not be taken into account in computing the amount of salary or compensation of the relevant Participant for purposes of determining any pension, retirement, death or other benefit under (a) any pension, retirement, profit-sharing, bonus, insurance or other employee benefit plan of the Company or (b) any agreement between the Company and the Participant, except as such plan or agreement shall otherwise provide.  To the extent any ambiguity exists based on this Section 12.10 as to whether payments hereunder constitute salary or compensation under such other plan or agreement, such other plan or agreement is intended to, and shall, control any ambiguity pursuant to its terms.

12.11            Data Privacy.  As a condition to participation, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this subsection by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in this Plan.  The Company and its Affiliates may hold certain personal information about a Participant, including but not limited to, the Participant’s name, home address and telephone number, date of birth, social security or insurance

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number or other identification number, salary, nationality, job title(s), any shares held in the Company or any of its subsidiaries and affiliates, details of participation and account balances, in each case, for the purpose of implementing, managing and administering this Plan (the “Data”).  The Company and its Affiliates may transfer the Data amongst themselves as necessary for the purpose of implementation, administration and management of a Participant’s participation in this Plan, and the Company and its Affiliates may each further transfer the Data to any third parties assisting the Company and its Affiliates in the implementation, administration and management of this Plan.  These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country.  Through participation in the Plan, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in this Plan.  The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage the Participant’s participation in this Plan.  A Participant may, at any time, view the Data held by the Company or its Affiliates with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative.

12.12            With respect to any compensation otherwise deliverable under the Company’s 2011 Omnibus Incentive Plan, as amended or superseded, this Plan will constitute a subplan under such omnibus incentive plan.

IN WITNESS WHEREOF, the undersigned executed this Plan as of the 19 day of December, 2017, to be effective as of the Effective Date.

MONSTER BEVERAGE CORPORATION

By: Hilton H. Schlosberg (Print Name)

Its: President (Title)

/s/ Hilton H. Schlosberg (Signature)

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SCHEDULE A

PARTICIPATING EMPLOYERS

1.            Monster Beverage Corporation

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